Western Alliance Bancorporation to Host 2026 Investor Day on May 12 in New York City
Leadership to discuss strategy, performance priorities and long-term outlook during live webcast
PHOENIX — Feb. 20, 2026 — Western Alliance Bancorporation (NYSE: WAL) announced today that it will host its 2026 Investor Day on Tuesday, May 12, 2026, in New York City.

During the event, members of the company’s executive leadership team will provide an overview of Western Alliance’s strategy, operating priorities and financial outlook, followed by a question-and-answer session.

Event details
•Date: Tuesday, May 12, 2026
•Time: 8:30 a.m. Eastern Time
•Location: New York City
•Attendance: In-person attendance is by invitation only

A detailed agenda, presentation materials and a live webcast will be available on the day of the event at investors.westernalliancebancorporation.com under Events & Presentations. A replay of the webcast and related materials will be archived on the site following the event.

Questions may be directed to Western Alliance Bank Investor Relations at WAInvestorDay@westernalliancebank.com.

Disclosure
This release contains forward-looking statements that are subject to risks, uncertainties and assumptions. Actual results may differ materially from those expressed or implied in such statements.

Factors that could cause actual results to differ materially are discussed in Western Alliance Bancorporation’s filings with the Securities and Exchange Commission. The company undertakes no obligation to update any forward-looking statements, except as required by law.

About Western Alliance Bancorporation
Western Alliance Bancorporation (NYSE: WAL) is one of the country’s top-performing banking companies. Its primary subsidiary, Western Alliance Bank, Member FDIC, is a leading national bank for business that puts customers first, delivering tailored business banking solutions and consumer products backed by outstanding, personalized service and specific expertise in more than 30 industries and sectors. With $90 billion in assets and offices nationwide, Western Alliance has ranked as a top U.S. bank by American Banker and Bank Director since 2016. In 2024, Western Alliance Bancorporation again was #1 for Best CEO, Best CFO and Best Company Board of Directors on Extel’s All-America Executive Team Midcap Banks list.

Media Contact: Nicole Johnson, 602.502.9470 Nicole.johnson@westernalliancebank.com	Investors: Miles Pondelik, 602.346.7462 mpondelik@westernalliancebank.com